Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated May 25, 2016, relating to the financial statements of SQN Asset Income Fund V GP, LLC at April 15, 2016. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Baker Tilly Virchow Krause, LLP

New York, New York
May 25, 2016